UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2014 (May 29, 2014)

HC2 HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35210	54-1708481
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS. Employer Identification No.)

460 Herndon Parkway, Suite 150

Herndon, VA 20170

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (703) 456-4100

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Securities Purchase Agreement

On May 29, 2014, HC2 Holdings, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with affiliates of Hudson Bay Capital Management LP, Benefit Street Partners L.L.C. and DG Capital Management, LLC (collectively, the “Purchasers”), pursuant to which the Company agreed to sell an aggregate of (i) 30,000 shares of Series A Convertible Participating Preferred Stock of the Company (the “Preferred Stock”) to the Purchasers at a purchase price of $1,000 per share, and (ii) 1,500,000 shares of the Company’s common stock (the “Common Stock”, and together with the Preferred Stock, the “Shares”) at a purchase price of $4.00 per share, resulting in aggregate gross proceeds to the Company of $36 million (the “Private Placement”). All conditions to closing that by their terms were to be satisfied prior to funding were satisfied and the funding of the transaction occurred on May 29, 2014 (the “Issue Date”). Pursuant to the Securities Purchase Agreement, the Company made certain customary representations and warranties concerning the Company and its subsidiaries and agreed to certain covenants for the benefit of the Purchasers. The net proceeds will be used to pay a portion of the consideration for the acquisition of approximately 65% of the outstanding stock of Schuff International, Inc. discussed below under Item 2.01 of this Current Report on Form 8-K and for general corporate purposes.

Each share of Preferred Stock is initially convertible at a conversion price of $4.25 (as it may be adjusted from time to time, the “Conversion Price”), which is subject to adjustment for dividends, certain distributions, stock splits, combinations, reclassifications, reorganizations, mergers, recapitalizations and similar events, as well as in connection with issuances of equity or equity-linked or other comparable securities by the Company at a price per share (or with a conversion or exercise price or effective issue price) that is below the Conversion Price (which adjustment shall be made on a weighted average basis). The $4.25 initial Conversion Price represents an approximately 7% premium to the Common Stock’s thirty-day volume weighted average price (“VWAP”).

Subject to each Purchaser meeting (together with its affiliates) certain ownership thresholds and certain exceptions, the Securities Purchase Agreement provides that each Purchaser will be entitled to (i) participate on a pro rata basis in accordance with its ownership percentage, in certain issuances of equity and equity-linked securities by the Company, (ii) purchase in the aggregate up to 25% of issuances of non-convertible and non-voting preferred equity securities of the Company, (iii) purchase in the aggregate up to 12.5% (or 5% in the case of any Purchaser affiliated with DG Capital Management, LLC) of the principal amount of debt securities issued or indebtedness incurred in debt transactions of the Company and (iv) exercise a right of first offer with respect to the issuance of any additional shares of Preferred Stock or shares of equity securities of the Company that rank on parity with the Preferred Stock.

This Current Report on Form 8-K is not an offer to sell or a solicitation of offers to buy Preferred Stock or Common Stock. The Preferred Stock and Common Stock sold in the Private Placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and may not be offered or sold in the United States absent an effective registration statement or an exemption from the registration requirements under applicable federal and state securities laws.

This description of the Securities Purchase Agreement is qualified in its entirety by reference to the Securities Purchase Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

The Securities Purchase Agreement contains a number of representations and warranties that the Company and the Purchasers have made to each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the Company and the Purchasers have exchanged in connection with signing the Securities Purchase Agreement. These disclosure schedules contain information that has been included in the general prior public disclosures of the Company, as well as additional non-public information. While we do not believe that this non-public information is required to be publicly disclosed by the Company under the applicable securities laws, that information does modify, qualify and create exceptions to the representations and warranties set forth in the Securities Purchase Agreement. In addition, these representations and warranties were made as May 29, 2014. Information concerning the subject matter of the representations and warranties may have changed since May 29, 2014, which subsequent information may or may not be fully reflected in the public disclosures of the Company. Moreover, representations and warranties are frequently utilized in Securities Purchase Agreements as a means of allocating risks, both known and unknown, rather than to make affirmative factual claims or statements. Accordingly, persons not party to the Securities Purchase Agreement should not rely on it for any current characterization of factual information about the Company or the Purchasers.

Preferred Stock

The following summary of the terms of the Preferred Stock is qualified in its entirety by reference to the Certificate of Designation of Series A Convertible Participating Preferred Stock of HC2 Holdings, Inc., adopted on May 29, 2014 (the “Certificate of Designation”), a copy of which is attached to this Current Report on Form 8-K as Exhibit 4.1 and is incorporated herein by reference.

Dividends. The Preferred Stock will accrue a cumulative quarterly cash dividend at an annualized rate of 7.50%. The accrued value of the Preferred Stock will accrete quarterly at an annualized rate of 4% that will be reduced to 2% or 0% if the Company achieves specified rates of growth measured by increases in its net asset value; provided, that the accreting dividend rate will be (i) 4% through June 30, 2014 and (ii) 7.25% in the event that (A) the daily VWAP of the Common Stock is less than a certain threshold amount, (B) the Common Stock is not registered under Section 12(b) of the Securities Exchange Act of 1934, as amended, (C) following the one-year anniversary of the Issue Date, the Common Stock is not listed on certain national securities exchanges or the Company is delinquent in the payment of any cash dividends. The Preferred Stock is also entitled to participate in cash and in-kind distributions to holders of shares of Common Stock on an as-converted basis.

Optional Conversion. Each share of Preferred Stock may be converted by the holder into Common Stock at any time based on the then-applicable Conversion Price.

Redemption by the Holders / Automatic Conversion. On the seventh anniversary of the Issue Date, holders of the Preferred Stock shall be entitled to cause the Company to redeem the Preferred Stock at the accrued value per share plus accrued but unpaid dividends (to the extent not included in the accrued value of Preferred Stock). Each share of Preferred Stock that is not so redeemed will be automatically converted into shares of Common Stock at the Conversion Price then in effect.

Upon a change of control (as defined in the Certificate of Designation) holders of the Preferred Stock shall be entitled to cause the Company to redeem their Preferred Stock at a price per share of Preferred Stock equal to the greater of (i) the accrued value of the Preferred Stock, which amount would be multiplied by 150% in the event of a change of control occurring on or prior to the third anniversary of the Issue Date, plus any accrued and unpaid dividends (to the extent not included in the accrued value of Preferred Stock), and (ii) the value that would be received if the share of Preferred Stock were converted into Common Stock immediately prior to the change of control.

Redemption by the Company. At any time after the third anniversary of the Issue Date, the Company may redeem the Preferred Stock, in whole but not in part, at a price per share generally equal to 150% of the accrued value per share, plus accrued but unpaid dividends (to the extent not included in the accrued value of Preferred Stock), subject to the holder’s right to convert prior to such redemption.

Forced Conversion. After the third anniversary of the Issue Date, the Company may force conversion of the Preferred Stock into Common Stock if the Common Stock’s thirty-day VWAP exceeds 150% of the then-applicable Conversion Price and the Common Stock’s daily VWAP exceeds 150% of the then-applicable Conversion Price for at least twenty trading days out of the thirty trading day period used to calculate the thirty-day VWAP. In the event of a forced conversion, the holders of Preferred Stock will have the ability to elect cash settlement in lieu of conversion if certain market liquidity thresholds for the Common Stock are not achieved.

Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company (any such event, a “Liquidation Event”), the holders of Preferred Stock will be entitled to receive per share the greater of (i) the accrued value of the Preferred Stock, which amount would be multiplied by 150% in the event of a Liquidation Event occurring on or prior to the third anniversary of the Issue Date, plus any accrued and unpaid dividends (to the extent not included in the accrued value of Preferred Stock), and (ii) the value that would be received if the share of Preferred Stock were converted into Common Stock immediately prior to such occurrence. The Preferred Stock will rank junior to any existing or future indebtedness but senior to the Common Stock and any future equity securities other than any future senior or pari passu preferred stock issued in compliance with the Certificate of Designation.

Voting Rights. The holders of the shares of the Preferred Stock will be entitled to vote on an as-converted basis with the Company’s holders of Common Stock on all matters submitted to a vote of the holders of Common Stock for all purposes. Subject to maintenance of certain ownership thresholds, the Purchasers will also have the right to vote shares of Preferred Stock as a separate class for at least one director, as discussed below under “Board Rights.”

Consent Rights. For so long as any of the Preferred Stock is outstanding, consent of the holders of shares representing at least 75% of the Preferred Stock then outstanding is required for certain material actions, including: (i) changes to the Company’s certificate of incorporation or bylaws adversely affecting the preferences, rights, privileges or powers of the holders of the Preferred Stock; (ii) subject to certain exceptions, authorization or issuance of (A) equity securities of the Company ranking senior or pari passu to the Preferred Stock (including additional shares of Preferred Stock), (B) any equity securities of the Company that are on parity to the Preferred Stock or (C) any voting securities of the Company providing the holders thereof voting or board designation or appointment rights that are disproportionate to such holders’ fully diluted ownership interest of Common Stock; (iii) authorize or issue any Preferred Stock other than to the Purchasers or any stock split or combination, reclassification or similar event with respect to the Preferred Stock; (iv) subject to certain exceptions, the making of certain restricted payments, including dividends or other distributions in respect of or the repurchase, redemption or other acquisition of junior or pari passu equity securities of the Company; (v) any voluntary bankruptcy or decision to allow an involuntary bankruptcy proceeding to proceed; (vi) subject to certain exceptions, any voluntary deregistration or delisting with respect to the Common Stock; (vii) subject to certain exceptions, the establishment or amendment of any management compensation plan or arrangement, unless such management compensation plan is approved by the compensation committee of board of directors of the Company and, when applicable, such committee is composed solely of independent directors and of at least one director appointed by the Purchasers; (viii) certain material transactions with affiliates, unless such transactions are approved by a committee of the board of directors of the Company and, when applicable, such committee is composed solely of independent directors and of at least one director appointed by the Purchasers; (ix) create a new subsidiary for the primary purpose of issuing equity securities or incurring debt, the proceeds of which would be used to make dividends or other distributions to holders other than the preferred stock holders; and (x) the incurrence of debt by the Company or any of its subsidiaries that would result in the pro forma debt to net asset value ratio of the Company exceeding a certain threshold.

Board Rights. For so long as the Purchasers own at least a 15% interest in the Company on an as-converted basis (the “Director Election Condition”), and at least 80% of the Shares issued to the Purchasers on the Issue Date on an as-converted to Common Stock basis, the Purchasers will have the right, following the Company’s 2014 annual meeting of stockholders, to appoint and elect (voting as a separate class) a percentage of the board of directors of the Company that is no more than 5% less than the Purchasers’ as-converted equity percentage of the Common Stock (but no fewer than one director). One such elected director (as designated by the holders of shares representing at least 75% of the Preferred Stock then outstanding) shall be entitled to be a member of each committee of the board of directors of the Company, provided, that such director membership on any such committee will be dependent upon such director meeting the qualification, and if applicable, independence criteria deemed necessary to so comply in accordance with any listing requirements of the exchanges on which the Company’s capital stock is then listed. Upon conversion of the Preferred Stock into Common Stock, holders of the Common Stock into which the Preferred Stock was converted will receive a contractual right to nominate a comparable number of directors for election to the Company’s board of directors. In such a case, the Company will use commercially reasonable efforts to have such nominees elected. In addition, certain Purchasers will have the right to, for so long as each such Purchaser holds a certain amount of the Preferred Stock (or Common Stock issued upon conversion of such Preferred Stock) initially purchased, appoint one observer to attend all meetings of the board of directors, any committee of the board of directors, and the board of directors of any wholly owned subsidiary of the Company and any committee thereof.

For so long as the Director Election Condition is satisfied, if a specified breach event shall occur with respect to the Preferred Stock (defined for such purposes to include the failure to timely pay required dividends for two or more consecutive quarters or the occurrence and continuation of certain breaches of covenants contained in the Certificate of Designation), the holders of the Preferred Stock shall be entitled to appoint the number of additional directors to the board of directors of the Company that will cause a majority of the board of directors to be comprised of directors appointed by the holders of the Preferred Stock and independent directors until the cure of such specified breach event.

Registration Rights Agreement

The Purchasers will have certain registration rights with respect to the Common Stock held by the Purchasers and the Common Stock underlying the Preferred Stock pursuant to a Registration Rights Agreement, dated as of May 29, 2014, by and among the Company and the Purchasers (the “Registration Rights Agreement”).

Pursuant to the Registration Rights Agreement, the Company is obligated to, at any time upon request from a holder of registrable securities after July 18, 2014, file a registration statement on Form S-1 under the Securities Act within thirty days after the date of such request for the benefit of the holders of the registrable securities. Alternatively, the Company has also agreed to, within twenty days after it is eligible to use a registration statement on Form S-3 under the Securities Act for secondary offerings of the registrable securities (but in no event prior to August 17, 2014), use reasonable best efforts to cause such a registration statement to be filed and to maintain the effectiveness of such shelf registration statement for the benefit of the holders of the registrable securities. In the event of a registered offering by the Company of its Common Stock, holders of the registrable securities have the right to require the Company to include registrable securities held by them in such offering, subject to certain limitations, including as determined by any underwriters for the transaction. Subject to certain limitations, the Company will bear the expenses incurred in connection with registrations under the Registration Rights Agreement and will indemnify the holders of registrable securities and any underwriters against certain liabilities, including liabilities under the Securities Act.

This summary of the Registration Rights Agreement is qualified in its entirety by reference to the Registration Rights Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.2 and is incorporated herein by reference.

Senior Credit Facility

On May 29, 2014, the Company entered into a new senior secured credit facility consisting of a term loan in an aggregate principal amount of $80 million (the “Term Loan”) pursuant to a Credit Agreement (the “Credit Agreement”) by and among the Company, as borrower (the “Borrower”), certain subsidiaries of the Company, as subsidiary guarantors (the “Subsidiary Guarantors”), the lenders party thereto from time to time (the “Lenders”), Jefferies LLC, as lead arranger, as book manager, as documentation agent for the Lenders and as syndication agent for the Lenders, and Jefferies Finance LLC, as administrative agent for the Lenders and as collateral agent for the secured parties (in such capacity, the “Collateral Agent”). On the closing date of the Credit Agreement (the “Closing Date”), the Company used a portion of the net proceeds of the Term Loan to pay a portion of the consideration for the acquisition of 65% of the outstanding stock of Schuff International, Inc. from SAS Venture LLC and Jefferies, LLC discussed below under Item 2.01 of this Current Report on Form 8-K. The Term Loan matures eighteen months after the Closing Date.

Fees and Interest. Borrowings under the Credit Agreement bear interest at a floating rate which can be, at the Company’s option, either (i) an alternate base rate plus an applicable margin or (ii) a LIBOR borrowing rate for a specified interest period plus an applicable margin. The applicable margin for borrowings under the Credit Agreement starts at 7.50% per annum for alternate base rate loans and 8.50% per annum for LIBOR loans and increases by 25 basis points every three months. If all or a portion of the principal amount of the Term Loan under the Credit Agreement shall not be paid when due or any other event of default occurs, the applicable interest rate under the Credit Agreement will increase by 2.00% per annum.

Prepayments. The Company may voluntarily prepay any borrowing under the Credit Agreement at any time, subject to certain minimum prepayment requirements, the payment of customary “breakage” costs with respect to LIBOR loans and the payment of a make-whole premium in the event that prepayment is made at any time prior to the date that is six months after the Closing Date. The Company is required to prepay its outstanding borrowings under the Credit Agreement, subject to certain exceptions and limitations, with (i) certain amounts released from escrow arrangements entered into in connection with certain Company transactions, (ii) 75% of the net cash proceeds received from certain asset sales and casualty events (subject to certain reinvestment provisions), (iii) 75% of certain extraordinary cash receipts and (iv) certain of the net cash proceeds of certain issuances of debt and equity.

Guarantees and Collateral. The Company’s obligations under the Credit Agreement are unconditionally guaranteed jointly and severally by certain of the Company’s wholly owned domestic direct and indirect subsidiaries (the Subsidiary Guarantors and, together with the Company, collectively, the “Loan Parties”). The Company’s obligations under the Credit Agreement and the related loan documents are secured by first priority perfected liens on substantially all of the assets of the Loan Parties, other than 35% of the voting equity interests in their direct foreign subsidiaries and certain exceptions set forth in the Security Agreement, dated as of May 29, 2014 (the “Security Agreement”), among the Loan Parties and the Collateral Agent, and the other related loan documents.

Covenants. The Credit Agreement includes a financial covenant that requires the Company to maintain a total collateral coverage ratio, or the ratio of the agreed value of collateral securing the Term Loan to the principal amount of the consolidated secured debt of the Borrower, of not less than 1.50 to 1.00 as of any date of determination and a requires Schuff International, Inc. to maintain a minimum EBITDA and certain limitations on capital expenditures that may be made by each of HC2 and Schuff International, Inc. The Credit Agreement also includes representations, affirmative covenants and other negative covenants that are customary for credit facilities of this type, including but not limited to covenants that, subject to exceptions described in the Credit Agreement, restrict the ability of the Company and its subsidiaries to: (i) incur additional indebtedness; (ii) create, incur, assume or permit to exist any liens; (iii) enter into sale and leaseback transactions; (iv) make investments, loans and advancements; (v) merge or consolidate with, or dispose of all or substantially all assets to, a third party; (vi) sell assets; (vii) make acquisitions; (viii) pay dividends; (ix) enter into transactions with affiliates; (x) prepay other indebtedness; and (xi) issue capital stock.

Events of Default. The Credit Agreement also includes customary events of default, including payment defaults to the Lenders, material inaccuracies of representations and warranties, covenant defaults, voluntary and involuntary bankruptcy proceedings, material money judgments, material ERISA events, certain change of control events and other customary events of default. The events of default are subject to certain exceptions and cure rights.

The foregoing descriptions of the Credit Agreement and the Security Agreement are qualified in their entirety by reference to such agreements, copies of which are attached as Exhibits 10.3 and 10.4, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

As previously announced by the Company, on May 29, 2014, the Company completed its acquisition of approximately 60% of the outstanding stock of Schuff International, Inc. (“Schuff”) from SAS Venture LLC. The purchase price was approximately $79 million. The acquisition was funded with proceeds from the issuance of the Preferred Stock and borrowings under the Term Loan discussed above under Item 1.01 of this Current Report on Form 8-K. The Company agreed to acquire an additional 5% of the outstanding stock of Schuff from Jefferies, LLC in June 2014 for approximately $6 million in consideration.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

As described above, on May 29, 2014, the Company entered into a new Credit Agreement. The information in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

Preferred and Common Stock Issuances

The Preferred Stock and Common Stock described in Item 1.01 of this Current Report on Form 8-K are being issued and sold in the Private Placement without registration under the Securities Act, in reliance upon an exemption from the registration requirements of the Securities Act under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D (“Regulation D”) promulgated under the Securities Act. The Company is basing such reliance upon representations made by each Purchaser, including, but not limited to, representations as to the Purchaser’s status as an “accredited investor” (as defined in Rule 501(a) under Regulation D) and the Purchaser’s investment intent. The Preferred Stock and Common Stock are not being offered or sold by any form of general solicitation or general advertising (as such terms are used in Rule 502 under Regulation D). The Preferred Stock and Common Stock may not be re-offered or sold in the United States absent an effective registration statement or an exemption from the registration requirements under applicable federal and state securities laws. The information in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.03.	Material Modification to Rights of Securityholders.

The filing of the Company’s Certificate of Designation and the issuance of the Preferred Stock affect the holders of the Common Stock to the extent provided in the Certificate of Designation. The information in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.03.	Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

To create the Preferred Stock issuable under the Securities Purchase Agreement, the Company amended its amended and restated certificate of incorporation by filing the Certificate of Designation on May 29, 2014, which is attached as Exhibit 4.1 hereto and incorporated herein by reference. The information in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01.	Other Events.

On May 30, 2014, the Company issued a press release announcing the completion of the Private Placement, the entry into the Credit Agreement and the acquisition of approximately 60% of the outstanding common stock of Schuff and negotiation of an agreement for the acquisition of additional shares of common stock representing 5% of the outstanding stock of Schuff. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(a)	Financial Statements of Business Acquired

Any financial statements that may be required by this Item 9.01, with respect to the acquisition described in Item 2.01 herein, will be filed by amendment to this Current Report on Form 8-K as soon as practicable, and in any event not later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(b)	Pro Forma Financial Statements

Any pro forma financial information that may be required by this Item 9.01, with respect to the acquisition described in Item 2.01 herein, will be filed by amendment to this Current Report on Form 8-K as soon as practicable, and in any event not later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(d)	Exhibits

4.1	Certificate of Designation of Series A Convertible Participating Preferred Stock of HC2 Holdings, Inc.

10.1	Securities Purchase Agreement, dated as of May 29, 2014, by and among HC2 Holdings, Inc. and the Purchasers.

10.2	Registration Rights Agreement, dated as of May 29, 2014, by and among HC2 Holdings, Inc. and the Purchasers,

10.3	Credit Agreement, dated as of May 29, 2014, by and among HC2 Holdings, Inc., as Borrower, certain subsidiaries of HC2 Holdings, Inc., as Subsidiary Guarantors, the lenders party thereto from time to time, Jefferies LLC, as lead arranger, as book manager, as documentation agent for the lenders and as syndication agent for the lenders, and Jefferies Finance LLC, as administrative agent for the lenders and as collateral agent for the secured parties.

10.4	Security Agreement, dated as of May 29, 2014, by and among HC2 Holdings, Inc., as Borrower, certain subsidiaries of HC2 Holdings, Inc., as Subsidiary Guarantors, and Jefferies Finance LLC, as collateral agent for the secured parties.

99.1	Press Release of the Company, dated May 30, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HC2 Holdings, Inc. (Registrant)

Date: June 4, 2014	By:	/s/ Andrea L. Mancuso
	Name:	Andrea L. Mancuso
	Title:	Acting General Counsel and Corporate Secretary